EXHIBIT 99.1


              MTM TECHNOLOGIES APPOINTS NEW CHIEF FINANCIAL OFFICER


STAMFORD, CT - December 13, 2005 - MTM Technologies, Inc. (NASDAQ: MTMC), a leading provider of innovative, end-to-end IT solutions and services, today announced that it has appointed Michael El-Hillow as Senior Vice President and Chief Financial Officer. Mr. El-Hillow will join the Company effective January 3, 2006.

Mr. El-Hillow is a certified public account with 15 years of experience as a public company CFO and over 30 years of experience as an accountant. He most recently served as EVP, Finance and Administration and CFO of Advanced Energy Industries, Inc. (NASDAQ: AEIS) from October 2001 to the present. Prior to that time, he was CFO of Helix Technology Corporation from April 1997 to July 2001, CFO of A. T. Cross Company from January 1991 to April 1997 and an Audit Partner with Ernst & Young. Mr. El-Hillow holds an MBA, Finance, from Babson College and a BS, Accounting, from the University of Massachusetts.

Alan Schwartz, the Company's current CFO, will become Senior Vice President - Acquisitions. In this new position, Mr. Schwartz will continue to focus on the Company's growth through acquisition strategy, as well as assist in the integration of the acquired businesses.

"We are very pleased that Mike has accepted our offer to join MTM Technologies. He brings a diverse and extensive background in finance and accounting in the technology industry and we believe his management and public company experience will be highly beneficial as we continue our growth strategy," said Francis J. Alfano, Chief Executive Officer of MTM Technologies. "I also want to thank Alan for his efforts and contributions to MTM Technologies as our CFO while we initiated our growth through acquisition strategy. We are grateful for the service he has provided and I am confident he will continue to provide value added service in the execution of our acquisition strategy."

ABOUT MTM TECHNOLOGIES, INC.

MTM Technologies, Inc. is a leading provider of innovative, end-to-end IT solutions and services. Partnered with industry-leading technology providers such as Cisco, Citrix, Microsoft, HP, EMC, Sun Microsystems and Avaya, MTM Technologies' practice areas include access infrastructure, IP telephony, enterprise storage, security and network and systems infrastructure. Service areas include managed services, consulting, professional IT staffing and implementation. For more information, visit www.mtm.com.


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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
OF 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in MTM Technologies' expectations or future events.


For More Information, Contact:   Allen Bloomfeld
                                 MTM Technologies, Inc.
                                 Phone: (203) 975-3750
                                 Fax: (203) 975-3701
                                 Email: investorrelations@mtm.com